Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Zack Zaki +1.215.299.5899
zack.zaki@fmc.com

FMC Corporation announces second quarter results and confirms full-year outlook
Abrupt and unprecedented reductions in inventory by growers and the distribution channel led to significant volume decline despite steady on-the-ground consumption

Second Quarter 2023 Highlights
•Revenue of $1.01 billion, down 30 percent versus Q2 2022 and down 28 percent organically1
•Consolidated GAAP net income of $32.4 million, down 75 percent versus Q2 2022
•Adjusted EBITDA of $187.6 million, down 48 percent versus Q2 2022
•Consolidated GAAP earnings of $0.24 per diluted share, down 77 percent versus Q2 2022
•Adjusted earnings per diluted share of $0.50, down 74 percent versus Q2 2022
•Returned approximately $123 million to shareholders, including $50 million in share repurchases
Full-Year Outlook2
•Revenue of $5.20 to $5.40 billion, reflecting a 9 percent decline at the midpoint versus 2022
•Adjusted EBITDA of $1.30 to $1.40 billion, reflecting a 4 percent decline at the midpoint versus 2022
•Lowers adjusted earnings per diluted share outlook to $5.86 to $6.80, reflecting 15 percent decrease at the midpoint versus 2022
•Lowers free cash flow outlook to a midpoint of break even

PHILADELPHIA, August 2, 2023 – FMC Corporation (NYSE:FMC) today reported second quarter 2023 revenue of $1.01 billion, down 30 percent versus second quarter 2022, and down 28 percent organically. On a GAAP basis, the company reported earnings of $0.24 per diluted share in the second quarter, a decrease of 77 percent versus second quarter 2022. Second quarter adjusted earnings were $0.50 per diluted share, down 74 percent versus second quarter 2022.

Page 2 / FMC Corporation announces second quarter results and confirms full-year outlook

Second Quarter Adjusted EPS versus Q2 2022	-143 cents
Adjusted EBITDA	-116 cents
Interest Expense	-20 cents
Depreciation & Amortization	-4 cents
Minority Interest	-3 cents

“FMC delivered second quarter results in-line with recently adjusted guidance expectations. Active inventory management by growers and the distribution channel drove unprecedented volume declines and as a result we now expect the overall crop protection market to contract high-single-digits to low-double-digits percent this year despite steady on-the-ground usage by growers,” said Mark Douglas, FMC president and chief executive officer.
Revenue in the quarter was driven by a 31 percent decline from volume. Price was up 3 percent, partially offset by a 2 percent foreign currency headwind. Demand for the company’s innovative products remained resilient as sales from new products launched in the last five years were essentially flat to the prior-year period despite the overall sales drop. Branded diamides performed better than the rest of the portfolio, with reduced partner sales the main driver of volume decline in diamides.
North America revenue was down 25 percent (down 24 percent organically) versus the prior-year period as partners, the distribution channel and growers reduced inventory. Branded diamides in the region showed strong growth largely due to high insect pressure in Canada. Sales in EMEA declined 26 percent (down 24 percent organically) compared to second quarter 2022 due to channel and grower destocking as well as adverse weather conditions across Europe. Volume headwinds were partially offset by strong pricing gains in the region. In Latin America, revenue was down 38 percent versus the prior-year period driven by significantly lower volumes as destocking was amplified by a historic drought in southern Brazil and Argentina. Sales in Asia declined 29 percent (down 23 percent organically) year-over-year. As expected, India continued to manage high channel inventory and was impacted by challenged growing conditions in most of the country. Globally, Plant Health revenue was down 31 percent (down 25 percent organically) versus prior year driven by similar channel dynamics as the rest of the crop protection portfolio.

FMC Revenue	Q2 2023
Total Revenue Change (GAAP)	(30%)
Less FX Impact	2%
Organic[1] Revenue Change (Non-GAAP)	(28%)

Page 3 / FMC Corporation announces second quarter results and confirms full-year outlook

FMC second quarter adjusted EBITDA was $187.6 million, a decrease of 48 percent from the prior-year period. The negative impact of volume more than offset the gains from better year-over-year prices and costs. Cost was a positive driver of adjusted EBITDA for the first time since 2020. FX was a headwind to adjusted EBITDA.
Full Year 2023 Outlook2
Consistent with the company’s release on July 10, FMC is forecasting full-year 2023 revenue to be in the range of $5.20 billion to $5.40 billion, reflecting a 9 percent decline at the midpoint versus 2022 and full-year adjusted EBITDA is expected to be in the range of $1.30 billion to $1.40 billion, representing 4 percent decline year-over-year at the midpoint. The forecast for the 2023 adjusted earnings range is lowered to $5.86 to $6.80 per diluted share, representing a year-over-year decrease of 15 percent at the midpoint. The company is lowering full-year free cash flow guidance to a range of negative $175 million to positive $175 million due to the lower revenue generated in the first half of the year, lowered adjusted EBITDA guidance and expected lower payables at year end.
Second Half Outlook2
Sales in the second half of 2023 are expected to be in the range of $2.84 billion to $3.04 billion, representing a 2 percent decrease at the midpoint compared to the same period last year. Adjusted EBITDA is forecasted to be $751 million to $851 million, representing 16 percent growth at the midpoint versus second half 2022. Forecasted input cost tailwinds, operating expense discipline, anticipated growth of new products and projected pricing gains are expected to more than offset the adjusted EBITDA impact from anticipated volume decline in the second half. The split of earnings and revenue between the third and fourth quarter is forecasted to be more heavily weighted to the end of the year as growers and the distribution channel purchase closer to application.
Third quarter revenue is expected to be in the range of $1.19 billion to $1.27 billion, representing an 11 percent decrease at the midpoint compared to third quarter 2022 as inventory destocking dynamics in the channel are expected to continue and ‘hand-to-mouth’ purchasing behavior is expected to shift some orders closer to the application timeframe in the fourth quarter. Adjusted EBITDA is forecasted to be in the range of $240 million to $290 million, representing a 2 percent increase at the midpoint versus third quarter 2022 as the impact from lower volume is more than offset by favorable input costs and pricing. FMC expects third quarter adjusted earnings per diluted share to be in the range of $0.90 to $1.32, a 10 percent decrease at the midpoint mainly due to projected higher interest expense.

Page 4 / FMC Corporation announces second quarter results and confirms full-year outlook

Fourth quarter revenue is expected to be in the range of $1.66 billion to $1.78 billion, representing a 6 percent increase at the midpoint compared to prior year aided by channel and grower purchase timing, expectations for increased planted acreage in Brazil, forecasted product launches and continued pricing actions. Adjusted EBITDA in the fourth quarter is expected to be in the range of $511 million to $561 million, a 24 percent increase at the midpoint versus fourth quarter 2022 due to forecasts of higher revenue and lower input costs. FMC expects adjusted earnings per diluted share to be in the range of $2.71 to $3.17, which represents a 24 percent increase versus fourth quarter 2022.
“The crop protection market is in the midst of a global resetting of inventory levels. We anticipate volume pressure at the start of the second half and have adjusted our outlook accordingly. However, we continue to observe steady consumption of product by growers along with acreage increases for key crops. As a result, we expect to grow adjusted EBITDA in the second half due to lower costs, price increases and improved mix from new products as demand for our innovative portfolio remains strong,” said Douglas.

	Full Year 2023 Outlook[2]	Second-Half Outlook [2]	Q3 2023 Outlook	Q4 2023 Outlook
Revenue	$5.20 to $5.40 billion	$2.84 to $3.04 billion*	$1.19 to $1.27 billion	$1.66 to $1.78 billion
Variance at midpoint vs. 2022	-9%	-2%	-11%	+6%
Adjusted EBITDA	$1.30 to $1.40 billion	$751 to $851 million	$240 to $290 million	$511 to $561 million
Variance at midpoint vs. 2022	-4%	+16%	+2%	+24%
Adjusted EPS^	$5.86 to $6.80	$3.61 to $4.49	$0.90 to $1.32	$2.71 to $3.17
Variance at midpoint vs. 2022	-15%	+13%	-10%	+24%
^ EPS estimates assume 125.8 million diluted shares for full year and 125.8 million diluted shares for Q3. * Q3 and Q4 ranges do not sum to H2 range due to rounding.
* Q3 and Q4 ranges do not sum to H2 range due to rounding.

Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

Page 5 / FMC Corporation announces second quarter results and confirms full-year outlook

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,600 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified these forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 (the "2022 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2022 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). Moreover, investors are cautioned to interpret many of these factors as being impacted as a result of the residual adverse impacts of COVID and governmental, business, and societal responses to COVID. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.

We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

Page 6 / FMC Corporation announces second quarter results and confirms full-year outlook

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$1,014.5	$1,452.3	$2,358.8	$2,803.1
Costs of sales and services	581.7	861.3	1,344.7	1,639.4
Gross margin	$432.8	$591.0	$1,014.1	$1,163.7
Selling, general and administrative expenses	205.6	194.8	391.5	383.3
Research and development expenses	87.7	79.5	166.1	151.3
Restructuring and other charges (income)	7.3	80.8	19.8	89.9
Total costs and expenses	$882.3	$1,216.4	$1,922.1	$2,263.9
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$132.2	$235.9	$436.7	$539.2
Non-operating pension and postretirement charges (income)	4.6	3.9	9.2	8.2
Interest expense, net	64.5	35.3	115.9	65.2
Income (loss) from continuing operations before income taxes	$63.1	$196.7	$311.6	$465.8
Provision (benefit) for income taxes	9.2	54.7	50.3	97.0
Income (loss) from continuing operations	$53.9	$142.0	$261.3	$368.8
Discontinued operations, net of income taxes	(21.5)	(10.8)	(33.0)	(26.0)
Net income (loss)	$32.4	$131.2	$228.3	$342.8
Less: Net income (loss) attributable to noncontrolling interests	1.9	(3.0)	1.8	1.2
Net income (loss) attributable to FMC stockholders	$30.5	$134.2	$226.5	$341.6
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$52.0	$145.0	$259.5	$367.6
Discontinued operations, net of tax	(21.5)	(10.8)	(33.0)	(26.0)
Net income (loss)	$30.5	$134.2	$226.5	$341.6
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.41	$1.15	$2.07	$2.91
Discontinued operations	(0.17)	(0.09)	(0.26)	(0.21)
Basic earnings per common share	$0.24	$1.06	$1.81	$2.70
Average number of shares outstanding used in basic earnings per share computations	125.1	126.2	125.2	126.1
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.41	$1.15	$2.06	$2.90
Discontinued operations	(0.17)	(0.09)	(0.26)	(0.21)
Diluted earnings per common share	$0.24	$1.06	$1.80	$2.69
Average number of shares outstanding used in diluted earnings per share computations	125.7	126.9	125.9	126.9

Other Data:
Capital additions and other investing activities	$29.8	$9.9	$81.1	$64.8
Depreciation and amortization expense	48.1	42.8	92.8	85.2

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) attributable to FMC stockholders (GAAP)	$30.5	$134.2	$226.5	$341.6
Corporate special charges (income):
Restructuring and other charges (income) (a)	7.3	80.8	19.8	89.9
Non-operating pension and postretirement charges (income) (b)	4.6	3.9	9.2	8.2
Income tax expense (benefit) on Corporate special charges (income) (c)	(2.3)	(0.9)	(4.3)	(1.8)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	0.8	—	(2.0)	—
Discontinued operations attributable to FMC stockholders, net of income taxes (d)	21.5	10.8	33.0	26.0
Tax adjustment (e)	0.2	16.3	3.5	19.9
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$62.6	$245.1	$285.7	$483.8

Diluted earnings per common share (GAAP)	$0.24	$1.06	$1.80	$2.69
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.06	0.64	0.16	0.71
Non-operating pension and postretirement charges (income)	0.04	0.03	0.07	0.06
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.01)	(0.02)	(0.03)	(0.02)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	(0.02)	—
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.17	0.09	0.26	0.21
Tax adjustments per diluted share	—	0.13	0.03	0.16
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.50	$1.93	$2.27	$3.81

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	125.7	126.9	125.9	126.9
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)Three Months Ended June 30, 2023:
Restructuring and other charges (income) includes $4.3 million of severance and employee separation costs as well as $0.6 million of other restructuring related charges incurred as part of various restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $8.2 million, relates primarily to environmental sites of $7.5 million as well as $0.7 million of other miscellaneous charges.

Three Months Ended June 30, 2022:
Restructuring and other charges (income) is primarily comprised of $76.1 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) also includes charges relating to environmental sites of $0.9 million, as well as severance, restructuring, and other charges of $3.4 million from various restructuring programs and other charges of $0.4 million.
Six Months Ended June 30, 2023:
Restructuring and other charges (income) includes $4.3 million of severance and employee separation costs as well as $1.5 million of asset impairment and other charges related to various global restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $19.8 million, relates primarily to a $6.9 million remeasurement charge triggered during the period as a result of the significant currency depreciation of the Pakistani Rupee. On January 25th, 2023, the Pakistani Rupee experienced its largest single day drop against the US dollar in over two decades following the removal of the USD-PKR exchange cap in place on the country's currency. Additionally, other charges (income) relating to environmental sites of $9.8 million were recognized during the period as well as $3.1 million of other miscellaneous charges.
Six Months Ended June 30, 2022:
Restructuring and other charges (income) is primarily comprised of $76.1 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) also includes income relating to environmental sites of $2.4 million, as well as severance, restructuring, and other charges of $14.6 million from various restructuring programs and other charges of $1.6 million.
(b)    Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)    The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(d)    Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities.
(e)    We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended June 30,		Six Months Ended June 30,
(in Millions)	2023	2022	2023	2022
Non-GAAP tax adjustments
Foreign currency remeasurement and other discrete items	$0.2	$16.3	$3.5	$19.9
Total Non-GAAP tax adjustments	$0.2	$16.3	$3.5	$19.9

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) (GAAP)	$32.4	$131.2	$228.3	$342.8
Restructuring and other charges (income)	7.3	80.8	19.8	89.9
Non-operating pension and postretirement charges (income)	4.6	3.9	9.2	8.2
Discontinued operations, net of income taxes	21.5	10.8	33.0	26.0
Interest expense, net	64.5	35.3	115.9	65.2
Depreciation and amortization	48.1	42.8	92.8	85.2
Provision (benefit) for income taxes	9.2	54.7	50.3	97.0
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$187.6	$359.5	$549.3	$714.3
___________________
(1)     Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$131.5	$195.9	$(719.8)	$(401.9)
Transaction and integration costs	—	—	—	0.5
Adjusted cash from operations(2)	$131.5	$195.9	$(719.8)	$(401.4)

Capital expenditures	(28.9)	(23.4)	(75.8)	(73.7)
Other investing activities	(0.9)	13.5	(5.3)	8.9
Capital additions and other investing activities	$(29.8)	$(9.9)	$(81.1)	$(64.8)

Cash provided (required) by operating activities of discontinued operations	(14.3)	(20.6)	(26.9)	(31.6)
Transaction and integration costs	—	—	—	(0.5)
Proceeds from Land Disposition	5.8	—	5.8	—
Legacy and transformation	$(8.5)	$(20.6)	$(21.1)	$(32.1)

Free cash flow (Non-GAAP)(3)	$93.2	$165.4	$(822.0)	$(498.3)
___________________
(1)The cash provided (required) by operating activities for the three months ended June 30, 2023 and 2022 is the calculation of the six months ended June 30, 2023 and 2022 less the previously reported three months ended March 31, 2023 and 2022, respectively.
(2)Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(3)Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended June 30, 2023 vs. 2022	Six Months Ended June 30, 2023 vs. 2022
Total Revenue Change (GAAP)	(30)%	(16)%
Less: Foreign Currency Impact	(2)%	(3)%
Organic Revenue Change (Non-GAAP)	(28)%	(13)%

___________________
(1)    We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$941.5	$572.0
Trade receivables, net of allowance of $34.4 in 2023 and $33.9 in 2022	2,782.8	2,871.4
Inventories	2,072.3	1,651.6
Prepaid and other current assets	470.2	343.6
Total current assets	$6,266.8	$5,438.6

Property, plant and equipment, net	867.9	849.6
Goodwill	1,592.3	1,589.3
Other intangibles, net	2,488.6	2,508.1
Deferred income taxes	218.5	210.7
Other long-term assets	517.6	575.0
Total assets	$11,951.7	$11,171.3

Short-term debt and current portion of long-term debt	$1,660.5	$540.8
Accounts payable, trade and other	1,032.7	1,252.2
Advanced payments from customers	3.4	680.5
Accrued and other liabilities	685.0	601.8
Accrued customer rebates	743.1	465.3
Guarantees of vendor financing	106.3	142.0
Accrued pensions and other postretirement benefits, current	3.5	2.3
Income taxes	118.2	114.7
Total current liabilities	$4,352.7	$3,799.6

Long-term debt, less current portion	$3,022.0	$2,733.2
Long-term liabilities	1,199.6	1,237.6
Equity	3,377.4	3,400.9
Total liabilities and equity	$11,951.7	$11,171.3

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2023	2022
Cash provided (required) by operating activities of continuing operations	$(719.8)	$(401.9)

Cash provided (required) by operating activities of discontinued operations	(26.9)	(31.6)

Cash provided (required) by investing activities of continuing operations	(78.5)	(65.3)

Cash provided (required) by financing activities of continuing operations	1,194.6	585.7

Effect of exchange rate changes on cash	0.1	(12.2)
Increase (decrease) in cash and cash equivalents	$369.5	$74.7

Cash and cash equivalents, beginning of period	$572.0	$516.8

Cash and cash equivalents, end of period	$941.5	$591.5